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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 28, 2000
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                                GANNETT CO., INC.
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             (Exact name of registrant as specified in its charter)



      Delaware                      1-6961                     16-0442930
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(State or other jurisdiction      (Commission                (IRS Employer
   of incorporation)               File Number)             Identification No.)


      1100 Wilson Boulevard, Arlington, Virginia                  22234
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      (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code (703) 284-6000
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          (Former name or former address, if changed since last report)


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Item 5.      Other Events

       On June 28, 2000, Gannett Co., Inc. and Central Newspapers, Inc. entered into a definitive agreement for Gannett's acquisition of Central Newspapers, Inc., for an approximate cash purchase price of $2.6 billion. In connection with the acquisition, a subsidiary of Gannett will make a tender offer to purchase any and all of Central's Class A and Class B stock at prices of $64.00 and $6.40 per share, respectively. Gannett also will assume or retire all of Central's existing debt. Upon completion of the tender offer, if required in order to complete the acquisition, Central will hold a special meeting of shareholders to approve the merger of the Gannett subsidiary into Central.

       The transaction has been approved by the boards of directors of both Gannett and Central as well as by the trustees of the Eugene C. Pulliam Trust, which owns approximately 78% of the voting power of Central Newspapers. The Eugene C. Pulliam Trust has agreed to tender all of its Class B stock to Gannett in the tender offer and to vote in favor of the merger if a special meeting of shareholders is required. The affirmative vote of the Trust's Class B stock would be sufficient to approve the merger. The Pulliam Trust also has granted Gannett an option to purchase its Class B shares.

       Central Newspapers owns The Arizona Republic, The Indianapolis Star and three other dailies in Indiana and one daily in Louisiana. Central also owns a direct marketing business; CNI Ventures, Central's internet and technology investment management group; as well as other related media and information businesses, including 23% of BrassRing, Inc.


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                                  SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:   July 3, 2000             GANNETT CO., INC.


                                  By:
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                                        Name:  George R. Gavagan
                                        Title: Vice President and Controller